UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2013

SONOCO PRODUCTS COMPANY

Commission File No. 0-516

Incorporated under the laws of South Carolina	I.R.S. Employer Identification No. 57-0248420

1 N. Second St.

Hartsville, South Carolina 29550

Telephone: 843/383-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2013, the Executive Compensation Committee of Sonoco’s Board of Directors approved the following changes to the annual compensation of M. Jack Sanders effective April 1, 2013, in recognition of his promotion to President and Chief Executive Officer:

	Previous	New

Annual Base Salary	$650,000	$780,000
Incentive Plan Target	87.5%	110%
Target Incentive	568,750	858,000

Total Cash Compensation @ Target	$1,218,750	$1,638,000

Mr. Sanders will also receive a special retention grant of restricted stock units with a value of $2,000,000. These restricted stock units will vest at the end of five years. In addition, the tax gross-up on Mr. Sanders’ Executive Life Insurance will be eliminated for the annual premium due in 2013.

The Company has not otherwise entered into any material contracts, plans or arrangements with Mr. Sanders, nor has it otherwise amended any such existing contracts, plans or arrangements. There are no family relationships between Mr. Sanders and any other executive officer or director of the Company, and there are no arrangements or understandings pursuant to which he has been appointed. There are no transactions between the Company and Mr. Sanders that would constitute related person transactions under Item 404(a) of Regulation S-K.

On March 14, 2013, the Executive Compensation Committee approved the following quarterly compensation for Harris E. DeLoach, Jr. effective April 1, 2013, in recognition of his assuming the role of Executive Chairman of the Board of Directors:

Quarterly Fees

Executive Chairman Pay	$86,250
Cash – Board Retainer	$15,000
Equity – Board Retainer	$23,750

Total	$125,000

In addition, Mr. DeLoach will also receive a special retention grant of restricted stock units with a value of $1,000,000. The retention grant will include a clause which will prohibit Mr. DeLoach from competing with Sonoco, or any of its subsidiaries or entities, for a period of two years. These restricted stock units will vest at the end of two years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY

Date: March 19, 2013	By:	/s/ Barry L. Saunders
Barry L. Saunders
Vice President and Chief Financial Officer

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